Exhibit 10.7

TP THERAPEUTICS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

for

ATHENA MARIA COUNTOURIOTIS, M.D.

This Amended and Restated Executive Employment Agreement (this “Agreement”), is made and entered into effective as of September 29, 2018 (the “Effective Date”), by and between Athena Maria Countouriotis (“Executive”) and TP Therapeutics, Inc. (the “Company”).

WHEREAS, the Company and Executive are parties to that certain April 12, 2018 Offer Letter Agreement (the “Prior Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate in its entirety the Prior Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Employment by the Company.

1.1    Position. Executive shall serve as the Company’s Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). In addition, as soon as practicable following the Effective Date, Executive shall be appointed to the Board and, for so long as Executive remains the Chief Executive Officer of the Company, Executive shall serve on the Board; provided, however that Executive will resign from the Board effectively immediately upon termination of her employment for any reason. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2    Duties and Location. Executive shall perform such duties as are customarily associated with the position of Chief Executive Officer and such other duties as are assigned to Executive by the Board. Executive’s primary office location shall be the Company’s headquarters located in San Diego, California. Subject to the terms of this Agreement, the Board reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time and to require reasonable business travel.

1.3    Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.

2.    Compensation.

2.1    Base Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $44,166.66 per month, which equates to $530,000 per year (the “Base Salary”), less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2    Annual Bonus. Executive will be eligible for an annual discretionary bonus (the “Annual Bonus”) of up to 50% of Executive’s then current annual Base Salary (the “Target Bonus Amount”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined in the good faith discretion of the Board (or the Compensation Committee thereof), based upon the Company’s and Executive’s achievement of corporate objectives and milestones to be determined on an annual basis by the Board (or Compensation Committee thereof). No Annual Bonus is guaranteed and, in addition to the other conditions for earning such compensation, Executive must remain an employee in good standing of the Company on the scheduled Annual Bonus payment date in order to be eligible for any Annual Bonus.

2.3    Signing Bonus. Executive acknowledges that Executive has received a signing and retention bonus of $200,000 from the Company (the “Signing Bonus”). Executive acknowledges that this Signing Bonus is an advance and is being paid to her prior to it being earned by her. If, prior to December 31, 2018, Executive’s employment is terminated for any reason (other than due to an involuntary termination by the Company without Cause), Executive agrees to repay, on or within 30 days after the employment termination date, the after-tax amount of the Signing Bonus received by her.

2.4    Stay Bonus. Pursuant to her offer letter with the Company, Executive is entitled to receive a one-time bonus (the “Stay Bonus”) in the amount of $200,000, less standard payroll deductions and withholdings. In satisfaction of the obligation in her offer letter, the Company will pay the Stay Bonus to Executive on the first regular payroll date on or following November 15, 2018.

3.    Standard Company Benefits. Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its executive officers and other employees from time to time. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion. Executive shall be entitled to five weeks of paid time off per year.

4.    Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

2.

5.    Equity.

5.1    Current Option. Executive acknowledges that Executive has received an Initial Option (as such term is defined in the Offer Letter) covering 869,037 shares of the Company’s common stock and a Performance Option (as such term is defined in the Offer Letter) covering 289,679 shares of the Company’s common stock. The Initial Option and the Performance Option were granted under our 2013 Equity Incentive Plan (the “2013 Plan”) and standard form of option agreement thereunder. Except as otherwise provided in this Agreement, the Initial Option and the Performance Option shall each continue to be governed in all respects by the terms of the applicable equity award documents.

5.2    Promotion Option. Subject to approval by the Board, Executive will be granted an additional stock option covering a number of shares of the Company’s common stock which, when added to the shares covered by the Initial Option and the Performance Option, represents approximately 5.0% of the current fully-diluted capitalization of the Company.

5.3    Anti-Dilution Option. In the event, prior to the earliest of (i) December 31, 2019, (ii) the date, if any, on which the Company completes a public offering of its Common Stock or (iii) the effective date of a Change in Control (as defined in the 2013 Plan), if any, Executive’s equity holdings in the Company no longer represent at least 5.0% of the Company’s fully-diluted outstanding capitalization (the “Ownership Threshold”) as a result of subsequent equity financings or stock issuances by the Company (an “Equity Event”), then as soon as reasonably practicable after the occurrence of an Equity Event that causes Executive’s equity holdings to decrease below the Ownership Threshold, subject to the approval of the Board or its Compensation Committee, which approval will be obtained within five days of the date on which an Equity Event occurs, Executive will be granted an option to purchase a number of shares of the Company’s Common Stock in an amount that will cause Executive’s equity holdings in the Company after the option is granted to represent 5.0% of the Company’s fully-diluted outstanding capitalization (an “Anti-Dilution Option”). The exercise price per share of an Anti-Dilution Option will be determined by the Board or the Compensation Committee when the Anti-Dilution Option is granted and will equal the fair market value of the Company’s Common Stock as of that date. Subject to any accelerated vesting provisions applicable to Executive, and further subject to Executive’s continuous service with the Company through such vesting dates, Executive will vest in 25% of the Anti-Dilution Option on the first anniversary of its grant date, and 1/48th of the Anti-Dilution Option shares after each month thereafter. For the avoidance of doubt, over the period of Executive’s service, more than one Anti-Dilution Option may be granted to Executive as set forth in this paragraph. The Anti-Dilution Option will be granted under our 2013 Plan and standard form of option agreement thereunder.

6.    Proprietary Information Obligations.

6.1    Proprietary Information Agreement. Executive acknowledges that Executive executed, and will continue to abide by, the Company’s standard Proprietary Information and Inventions Agreement (“Proprietary Agreement”).

6.2    Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior

3.

employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

7.    Outside Activities and Non-Competition During Employment.

7.1    Outside Activities. Throughout Executive’s employment with the Company, Executive may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its affiliates. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of the Board, Executive may engage in other types of business or public activities. The Board may rescind such consent, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict with Executive’s duties to the Company or its affiliates. Notwithstanding the foregoing or anything else to the contrary in this Agreement, Executive will be allowed to engage in the business activities set forth on Exhibit A hereof while rendering services to the Company, provided that such activities do not interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its affiliates.

7.2    Non-Competition During Employment. Except as otherwise provided in this Agreement, during Executive’s employment by the Company, Executive will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint ventures, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. In addition, Executive will be subject to certain restrictions (including restrictions continuing after Executive’s employment ends) under the terms of the Proprietary Agreement.

8.    Termination of Employment; Severance and Change in Control Benefits.

8.1    At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice.

8.2    Covered Termination Unrelated to Change in Control. In the event Executive’s employment with the Company is terminated due to a Covered Termination (as such term is defined in the Company’s Severance Benefit Plan, as amended (the “Severance Plan”))

4.

at any time except during the Change in Control Period (as defined in the Severance Plan), then Executive shall be entitled to the benefits provided under, and subject to the terms and conditions of, the Severance Plan; provided that Executive’s Severance Period (as defined in the Severance Plan) under the Severance Plan shall not be less than 18 months.

8.3    Covered Termination During Change in Control Period. In the event Executive’s employment with the Company is terminated due to a Covered Termination, then in lieu of (and not additional to) the Severance Benefits described in Section 8.2, Executive shall be entitled to the benefits provided under, and subject to the terms and conditions of, the Severance Plan; provided that Executive’s Severance Period (as defined in the Severance Plan) under the Severance Plan shall not be less than 24 months.

8.4    Termination for Cause; Death or Disability. Executive will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits and Change in Control Benefits listed in Sections 8.2 and 8.3 above, if the Company terminates Executive’s employment for Cause, or Executive’s employment terminates due to Executive’s death or disability.

9.    Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Diego, California by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to Executive on request); provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Executive and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

10.    General Provisions.

10.1    Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

5.

10.2    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

10.3    Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.4    Complete Agreement. This Agreement, together with the Severance Plan and the Proprietary Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including but not limited to the Prior Agreement). It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

10.5    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

10.6    Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.7    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

10.8    Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.

6.

10.9    Non-Solicitation. I agree that for the one year period after the date my employment ends, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company or its affiliates, even if I did not initiate the discussion or seek out the contact.

10.10    Non-disparagement. I agree not to disparage the Company and its affiliates, and the Company’s and its affiliates’ officers, directors, employees, shareholders, investors and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that I may respond accurately and fully to any question, inquiry or request for information when required by legal process or as part of a government investigation. Notwithstanding the foregoing, nothing herein shall limit my right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

10.11    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

7.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

TP THERAPEUTICS, INC.

By:	/s/ Carl Gordon, Ph.D.
Carl Gordon, Ph.D.
Lead Independent Director

EXECUTIVE

/s/ Athena Maria Countouriotis, M.D.
Athena Maria Countouriotis, M.D.

8.

EXHIBIT A

BUSINESS ACTIVITIES

•	Member of the board of directors of Trovagene, Inc.
•	Member of the board of directors of NuMedii, Inc.

9.